EXHIBIT 14.1

ROYAL BODYCARE, INC., and Subsidiaries

CODE OF ETHICS

Directors, executives and financial managers hold an important and elevated role in corporate governance. These individuals are uniquely capable and empowered to ensure that stakeholders’ interests are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which directors, executives and financial managers are expected to adhere and advocate. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to Royal BodyCare, Inc. and its subsidiaries (collectively the “Company’), the public and other stakeholders.

Violation of Royal BodyCare’s Code of Ethics will result in disciplinary action up to, and including, termination of employment and/or removal from any non-employee position.

All executives and financial managers of the Company will:

1. Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2. Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

3. Comply with applicable rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

5. Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one’s work will not used for personal advantage.

6. Share knowledge and maintain skills important and relevant to constituents’ needs.

7. Proactively promote ethical behavior as a responsible partner among peers, in the work environment and the community.

8. Achieve responsible use of and control over all assets and resources employed or entrusted.

9. Report known or suspected violations of this Code in accordance with the Company’s policies and procedures.

10. Be accountable for adhering to this Code.